Exhibit 11.4


                                 EARNINGS PER SHARE
                             FULLY DILUTED COMPUTATION
                ($ in millions, except share and per share amounts)



                                                 Quarter Ended
                                                  December 31,
                                              --------------------


                                               1996          1995
                                              ------        ------
Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 45.2        $ 34.7
   Deduct dividends on 4 Percent
    cumulative preferred stock                   (.1)          (.1)
                                              -------       -------
   Earnings from continuing operations
    available to common shareholders            45.1          34.6
   Discontinued operations                      (1.7)         22.6
                                              -------       -------

   Available for common shareholders          $ 43.4        $ 57.2
                                              =======       =======



Number of shares:
   Weighted average shares outstanding 74,114,694 75,484,367 Shares issuable upon exercise of stock options, net of shares assumed
    to be repurchased                       1,772,926    1,181,659
                                           ----------   ----------

                                           75,887,620   76,666,026
                                           ==========   ==========



Earnings per common share:
   Continuing operations                        $ .59       $ .45
   Discontinued operations                       (.02)        .30
                                                ------      ------

   Net earnings                                 $ .57       $ .75
                                                ======      ======